Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned agree that this Amendment, and any amendments hereto, relating to the ordinary shares, par value $0.001 per share, of Color Star Technology Co., Ltd. shall be filed on behalf of the undersigned.

Date: January 28, 2022

Hou Sing International Business Limited

By:	/s/ Hilton Gaea
Name:	Hilton Gaea
Title:	Director

Hilton Gaea

By:	/s/ Hilton Gaea